Exhibit 2.2

AMENDMENT NO.1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1, dated as of June 7, 2020 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT (the “Business Combination Agreement”), dated as of March 17, 2020, by and among Immatics B.V., a Netherlands private limited liability company (“TopCo”), Immatics Biotechnologies GmbH, a German limited liability company (the “Company”), ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), Immatics Merger Sub 1, a Cayman Islands exempted company and Immatics Merger Sub 2, a Cayman Islands exempted company. TopCo, the Company, ARYA and the Merger Subs, shall be referred to herein from time to time collectively as the “Parties”. Unless otherwise defined herein, capitalized terms are used herein as defined in the Business Combination Agreement.

WITNESSETH:

WHEREAS, the Parties have entered into the Business Combination Agreement;

WHEREAS, pursuant to and in accordance with Section 9.3 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by ARYA and the Company;

WHEREAS, ARYA and the Company desire to amend Section 6.12 of the Business Combination Agreement as set forth herein;

WHEREAS, any amendment or modification to Section 6.12 of the Business Combination Agreement requires the written consent of the Sponsor; and

WHEREAS, the Sponsor, by acknowledging, consenting and agreeing to this Amendment by delivering a duly executed counterpart signature page hereto, has consented to this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to Section 1.1 of the Business Combination Agreement.

Section 1.1 of the Business Combination Agreement is hereby amended by deleting therefrom the existing definition of Fully Diluted Closing Shares and replacing it with the following:

“Fully Diluted Closing Shares” means the aggregate amount of TopCo Ordinary Shares that would be issued to all of the Persons set forth on the Allocation Schedule (assuming, for this purpose, that all Company Shareholders are Participating Shareholders and all other Persons set forth on the Allocation Schedule receive a number of TopCo Ordinary Shares set forth opposite his, her or its name).”

Section 2. Amendment to Section 2.6 of the Business Combination Agreement.

Section 2.6 of the Business Combination Agreement is hereby amended by replacing paragraph (c) in its entirety with the following:

“(c) Effective no later than the Closing, for each TopCo Ordinary Share purchased by the re-investment of SAR Cash Proceeds by (i) a Management Member, (ii) an Other Founder that will continue to provide services to the Company or its Subsidiaries following the Closing or (iii) an Active Employee pursuant to Section 2.6(b), TopCo will grant such individual two (2) options to purchase one (1) TopCo Ordinary Share each, under the TopCo Equity Plan (as defined below), with an exercise price equal to the TopCo Ordinary Share Value (or such higher exercise price as is necessary for such option to be exempt from Section 409A of the Code), which will vest in full on July 31, 2021, subject to the individual’s continuous service through such date and with such additional terms and conditions as the supervisory board of the Company shall approve.”

Section 3. Amendment to Section 6.12 of the Business Combination Agreement.

Section 6.12 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.12 Company Equity Plan.

The board of directors and shareholder(s) of TopCo shall, in consultation with the Company and ARYA, approve and adopt an omnibus equity incentive plan (“TopCo Equity Plan”), in the manner prescribed under Section 422 of the Code and other applicable Laws, effective prior to the Closing Date, reserving 10,006,230 TopCo Ordinary Shares for grant thereunder (including the TopCo Ordinary Shares underlying the options to be granted pursuant to Sections 2.6(c) and 2.6(d) herein) and with vesting terms and conditions set forth on Section 6.12 of the Company Disclosure Schedule (other than the options referenced in Sections 2.6(c) and 2.6(d) herein, which shall be subject to the vesting terms set forth in such sections) and such other terms and conditions that are reasonably satisfactory to the Company and ARYA prior to the Closing or the compensation committee of the TopCo Supervisory Board following the Closing. Subject to the immediately subsequent sentence, TopCo will grant options to purchase TopCo Ordinary Shares under the TopCo Equity Plan (“TopCo Options”), in such amounts and allocations as the TopCo Board shall determine, which will vest in accordance with the vesting schedule set forth in Section 6.12 of the Company Disclosure Schedule and have such other terms and conditions that are reasonably satisfactory to the Company and ARYA prior to the Closing or by the TopCo Supervisory Board (or, if there only is one board of directors of TopCo at such time, then such board of directors of TopCo). As promptly as practicable after the date hereof (but in any event prior to the mailing of the Registration Statement / Proxy Statement with the SEC), ARYA and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or the Company) to the members of management of the Company that will receive performance-based options out of the TopCo Equity Plan with the vesting schedule described in Section 6.12 of the Company Disclosure Schedule at or prior to the Closing and the allocation thereof among such management members in an aggregate amount of 3,645,742 performance-based options out of the TopCo Equity Plan, and each of ARYA and the Company shall reasonably cooperate and work in good faith with each other in order to determine the foregoing.”

Section 4. Amendment to Section 6.17 of the Business Combination Agreement.

Section 6.17 of the Business Combination Agreement is hereby amended by replacing paragraphs (b) and (c) in their entirety with the following:

“(b) Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, ARYA shall designate one (1) individual to serve as a Class I director on the TopCo Supervisory Board and one (1) individual to serve as a Class III director on the TopCo Supervisory Board immediately after the Closing, with each such designation being subject to the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).”

“(c) Prior to (i) the mailing of the Registration Statement / Proxy Statement with the SEC, the Company shall designate one (1) individual to serve as a Class III director on the TopCo Supervisory Board, two (2) individuals to serve as Class II directors on the TopCo Supervisory Board and one (1) individual to serve as a Class I director on the TopCo Supervisory Board and (ii) the Closing, the Company shall designate one (1) individual to serve as a Class III director on the TopCo Supervisory Board, in the case of each of clauses (i) and (ii), immediately after the Closing, with each such designation being subject to the prior written consent of ARYA (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in the event the Company does not identify such an individual in clause (ii) prior to the Closing, then the TopCo Supervisory Board shall endeavor to fill such vacancy as promptly as practicable following the Closing.”

Section 5. Amendment to Section 2.2(b) of the Company Disclosure Schedule.

Section 2.2(b) of the Company Disclosure Schedule is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Section 6. Consent of Sponsor. By executing this Amendment, the Sponsor hereby acknowledges, consents to and agrees to this Amendment.

Section 7. No Other Amendments. Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Business Combination Agreement and each reference to the Business Combination Agreement in any other agreement, document or other instrument shall, in each case, refer to the Business Combination Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Business Combination Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement. For the avoidance of doubt, each reference in the Business Combination Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to March 17, 2020.

Section 8. General Provisions. Article 9 of the Business Combination Agreement shall apply to this Amendment mutatis mutandis and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

IMMATICS BIOTECHNOLOGIES GMBH
By:	/s/ Rainer Kramer
Name:	Rainer Kramer
Title:	CBO
By:	/s/ Harpreet Singh
Name:	Harpreet Singh
Title:	CEO
ARYA SCIENCES ACQUISITION CORP.
By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer

Acknowledged, Consented and Agreed to by:

ARYA SCIENCES HOLDINGS

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Director

[Signature Page to Amendment to Business Combination Agreement]